Exhibit 10.11

700 Saginaw Drive, Suite 150

Redwood City, CA 94063

February 27, 2018

Eric A. Lefebvre, M.D.

Re: Employment Offer

Dear Eric:

Pliant Therapeutics, Inc. (“Pliant” or the “Company”) is pleased to confirm its offer to employ you as Chief Medical Officer. You will report to the Company’s Chief Executive Officer, Bernard Coulie. Your effective date of hire as a regular, full time employee (the “Start Date”) will be on May 1st, 2018 unless another date is agreed upon by you and the Company.

Your salary will be paid at the rate of $380,000 per year, less payroll deductions and withholdings. You will be paid semi-monthly in accordance with the Company’s usual payroll. You will also be eligible this year for a target bonus of 30% as a percentage of your annual compensation, based upon the achievement of corporate and individual goals, as agreed by the Board of Directors and pro-rated to reflect the portion of 2018 in which you are an employee of the Company. You will be eligible to participate each year in any annual bonus plan adopted by the Company and the Company, subject to financial, business, and other circumstances and factors.

You will be eligible for standard Company benefits, including but not limited to health care insurance, vacation, sick leave, holidays, 401(k), performance-based bonus program, and additional performance-based stock grants. The Company may change compensation and benefits from time to time at its discretion.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, you will receive the right to purchase 1,069,927 shares of the Company’s common stock (the “Restricted Shares”). The Restricted Shares will be granted following the commencement of your employment. The purchase price of the Restricted Shares will be equal to the fair market value of the Company’s common stock on the date of the grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Restricted Shares is granted. The Restricted Shares will be subject to the terms and conditions of the Company’s then-current inventive stock plan (the “Plan”) and form of restricted stock agreement. The Restricted Shares will vest as follows: one quarter of the Restricted Shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the Restricted Shares will vest on a monthly basis, in arrears.. In addition, the Company will recommend that the Board grant you an additional option (separate from the

Eric A. Lefebvre, M.D.

February 27, 2018

Restricted Shares but at the same purchase price per share as the Restricted Shares) to purchase 178,321 shares of the Company’s common stock, which will be subject to the terms and conditions of the Plan and a restricted stock purchase agreement. This additional grant will vest upon the successful completion of a Phase Ib study with a pharmacodynamic marker in 2019, as determined by the Board in its sole discretion. Vesting of both the Restricted Shares and the additional grant is contingent on your continued full-time employment with the Company.

In addition, the Company will provide you with a sign-on bonus of $80,000. This bonus will be paid during your first month of employment at the Company. Should you decide to leave the Company within the first year of your employment, you will be expected to repay the bonus on a prorated basis.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. Your employment with the Company will be “at will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Notwithstanding the foregoing, if the Company terminates your employment without Cause (as defined below), and other than for death or disability, then the Company will pay you cash severance (the “Severance”) in an amount equal to nine (9) months of your base salary at the time of termination. Should you become re-employed within a 9 month period, you agree to repay the

Eric A. Lefebvre, M.D.

February 27, 2018

severance amount less the number of months you were unemployed. Your eligibility to receive the Severance will be conditioned upon your (i) signing and not revoking a release of any and all claims, in a form prescribed by the Company (the “Release”), and (ii) continued compliance with all legal and contractual obligations to the Company. The Severance will be paid in a lump-sum, less deductions and withholdings, on the thirtieth (30th) day following your last day of employment, provided the Release has become effective. “Cause” for termination of your employment shall exist if the Board determines, in its reasonable, good faith judgment that you engaged in any of the following behavior: (i) any act of embezzlement, fraud, theft or misappropriation including without limitation with respect to any asset or property of the Company; (ii) gross negligence, willful misconduct or material neglect of duties or breach of fiduciary duty to the Company; (iii) material failure to use good faith efforts to satisfactorily perform your duties (which failure continues after you have been given notice by the Company) or to follow the reasonable and lawful directions of the Board; (iv) violation of federal or state securities laws as it relates to any of the Company’s securities; (v) material breach of an employment, consulting or other agreement with the Company that the Company and you have entered into or any personnel policy of which you have been made aware after notice and opportunity to cure if such breach is curable; or (vi) conviction of a felony, or any crime involving moral turpitude.

This offer is contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to Barbara Howes by close of business on March 1, 2018, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Eric A. Lefebvre, M.D.

February 27, 2018

Sincerely,

/s/ Bernard Coulie
Bernard Coulie M.D. Ph.D. Chief Executive Officer, Pliant Therapeutics, Inc.

Accepted:

/s/ Eric A. Lefebvre
Eric A. Lefebvre, M.D.

Address:	[***]

Date:	February 28, 2018

Attachment: Employee Confidential Information and Inventions Assignment Agreement